Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2013 Results

COLUMBUS, Ohio, January 3, 2013 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $622.6 million and net earnings of $31.8 million, or $0.45 per share, for its fiscal 2013 second quarter ended November 30, 2012.  In the second quarter of the prior year, the Company reported net sales of $565.7 million and net earnings of $12.0 million, or $0.17 per share.  The prior year period included $9.7 million or $0.10 per share of charges related to the voluntary recall of propylene cylinders, which is now essentially complete.  The current quarter included an additional $1.0 million of expense related to the recall.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	2Q 2013	1Q 2013	2Q 2012	6M2013	6M2012
Net sales	$622.6	$666.0	$565.7	$1,288.7	$1,168.0
Operating income	28.8	33.4	2.8	62.2	24.0
Equity income	25.2	22.6	21.9	47.9	46.6
Net earnings	31.8	34.0	12.0	65.8	37.6
Earnings per share	$0.45	$0.49	$0.17	$0.94	$0.53

“We had strong performances from most of our businesses in the second quarter, with volume increases in Pressure Cylinders, and a steady performance from Steel Processing, offset by softness in Engineered Cabs,” said John McConnell, Chairman and CEO.  “Our year-over-year performance improved despite declining steel prices, thanks to contributions from recent acquisitions.  We are very pleased with the results of our latest acquisition, Westerman, whose products include tanks for use in on-site production in shale drilling activity.”

Consolidated Quarterly Results

Net sales for the second quarter were $622.6 million, up 10% from the comparable quarter in the prior year, when net sales were $565.7 million. An increase in volume was partially offset by lower average selling prices, primarily in Steel Processing, which were affected by the declining market price of steel.  Most of the volume increase resulted from the acquisition of Angus Industries, reported under the Engineered Cabs segment, and two acquisitions in Pressure Cylinders.

Gross margin for the current quarter was $94.9 million, compared to $56.6 million in the prior year quarter. The $38.3 million increase was the result of acquisitions, a more favorable product mix, lower inventory holding losses for Steel Processing, and the impact of the voluntary product recall in Pressure Cylinders.  The gross margin for the current quarter included $1.0 million of product recall charges compared to $9.7 million in the comparable quarter in the prior year.
-more-

Worthington Industries
January 3, 2013

SG&A expense increased $12.2 million over the prior year quarter driven by the impact of acquisitions and higher profit sharing and bonus expense resulting from higher net earnings.

Operating income for the current quarter was $28.8 million, compared to $2.8 million in the prior year quarter.  The $26.0 million increase was mostly due to the impact of the voluntary product recall in the prior year quarter, lower inventory holding losses in Steel Processing and acquisitions.  The combined impact of impairments, restructuring charges and joint venture transactions was essentially flat from the prior year quarter. In the current quarter, $1.3 million of restructuring charges were incurred in connection with the wind-down of the commercial stairs business and a net gain of $0.3 million related to the joint venture transactions, which consisted primarily of gains on asset disposals.

Interest expense was $6.3 million in the quarter, compared to $4.8 million in the comparable period in the prior year primarily due to the impact of higher average debt levels.

Equity in net income from unconsolidated joint ventures was $25.2 million, an increase of $3.3 million from the comparable quarter in the prior year, on sales of $438.3 million.  In the current quarter, WAVE contributed $14.8 million of earnings and TWB contributed $3.8 million.  In addition, ClarkDietrich and ArtiFlex contributed $2.4 million and $1.7 million of earnings, respectively.

For the current quarter, income tax expense of $15.4 million increased from $6.1 million in the prior year quarter due to higher earnings.  The current quarter income tax expense reflects an estimated annual effective tax rate of 32.7% compared to 32.9% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $452.0 million, down $7.6 million from August 31, 2012, due to lower short-term borrowings. As of November 30, 2012, the Company had utilized $15.0 million of its $150.0 million trade accounts receivable securitization facility, and $23.1 million was drawn on the Company’s $425.0 million revolving credit facility.

Quarterly Segment Results

Steel Processing’s net sales of $339.3 million were down 9%, or $34.1 million, from the prior year quarter, as lower average selling prices and a decrease in volumes negatively impacted net sales by $29.2 million and $4.9 million, respectively.  The decline in volumes was driven by the wind down of unprofitable customer accounts from the MISA Metals acquisition in fiscal 2012.  The mix of direct versus toll tons processed was 55% to 45% this quarter, compared with a 51% to 49% mix in the comparable quarter of the prior year.  Operating income increased by $5.9 million due primarily to lower inventory holding losses in the current quarter.

Pressure Cylinders’ net sales of $207.5 million were up 17% from the comparable prior year quarter driven almost entirely by the impact of acquisitions.  Pressure Cylinders’ operating income was $17.1 million, up $16.5 million from the prior year quarter, which included a $9.7 million charge related to the voluntary product recall.  Acquisitions, combined with an improvement in existing operations, drove the remainder of the increase.
-more-

Worthington Industries
January 3, 2013

Engineered Cabs, consisting of the operations of Angus Industries Inc. acquired on December 29, 2011, generated net sales of $57.8 million in the current quarter and reported operating income of $0.6 million. These results were impacted by lower volumes resulting from production delays at several top customers experiencing slower growth.

The entities included in “Other” are the Construction, Energy Innovations and Steel Packaging operating segments, as well as other non-allocated expenses.  Operations in “Other” reported net sales of $18.0 million, which was $2.5 million higher than in the prior year quarter, mostly due to the Military Construction business.  These operations reported a combined loss of $2.1 million for the quarter primarily driven by $1.3 million of restructuring charges incurred in connection with the wind-down of the commercial stairs business.

Recent Developments

•
On September 17, 2012, the Company acquired the outstanding common shares of Westerman, Inc., a leading manufacturer of tanks and pressure vessels for the oil and gas and nuclear markets as well as hoists for marine applications.  The business is now a part of the Pressure Cylinders segment.

•	A quarterly dividend of $0.13 per common share was declared by the Company’s Board of Directors on September 27, 2012, payable on December 28, 2012 to shareholders of record as of December 14, 2012.

•
On December 10, 2012, the Company’s Board of Directors declared an additional cash dividend totaling $0.26 per common share. The dividend was paid on December 28, 2012 to shareholders of record as of December 21, 2012.  This dividend represents an acceleration of the dividend payments for the third and fourth quarters of fiscal 2013.

•
On October 31, 2012, the Company completed the sale of its air brake tank business in the Czech Republic.   A $1.6 million impairment charge related to this transaction was recorded in the previous quarter.

Outlook

“We expect to see the normal seasonality in our traditional markets in the third quarter,” McConnell said.  “We do think that the delay by lawmakers in addressing the country’s fiscal crisis has resulted in a pullback in some areas of the economy.  While this may impact some of our cyclical businesses, we continue to anticipate good performance in our higher growth cylinder operations serving retail, alternative fuels and energy markets.”  McConnell added, “Our strategy to optimize our businesses continues across the Company as the Transformation takes hold in Pressure Cylinders and is moving into the Engineered Cabs facilities.  We anticipate improvements in both of these businesses over the next several quarters.  We will also continue to look for other opportunities to grow the Company organically and through new businesses.”

-more-

Worthington Industries
January 3, 2013

Conference Call

Worthington will review second quarter results during its quarterly conference call on January 3, 2013, at 1:30 p.m., Eastern Standard Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2012 fiscal year sales of $2.5 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, exploration, recovery and production products for global energy markets; scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings, laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 10,000 people and operates 82 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the outcome of negotiations surrounding the United States “fiscal cliff”, which, even if resolved, may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel),

-more-

Worthington Industries
January 3, 2013

supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United states and abroad, including those adopted by the United State Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the effect of changes to healthcare laws in the united States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2012.

###

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Net sales	$622,622	$565,652	$1,288,657	$1,168,039
Cost of goods sold	527,766	509,046	1,100,150	1,039,971
Gross margin	94,856	56,606	188,507	128,068
Selling, general and administrative expense	65,101	52,901	124,523	98,262
Impairment of long-lived assets	(50)	-	1,520	-
Restructuring and other expense	1,262	2,048	1,665	3,751
Joint venture transactions	(279)	(1,192)	(1,441)	2,023
Operating income	28,822	2,849	62,240	24,032
Other income (expense):
Miscellaneous income	303	279	468	680
Interest expense	(6,334)	(4,756)	(11,593)	(9,444)
Equity in net income of unconsolidated affiliates	25,221	21,912	47,864	46,609
Earnings before income taxes	48,012	20,284	98,979	61,877
Income tax expense	15,390	6,083	31,492	19,336
Net earnings	32,622	14,201	67,487	42,541
Net earnings attributable to noncontrolling interest	796	2,216	1,699	4,904
Net earnings attributable to controlling interest	$31,826	$11,985	$65,788	$37,637

Basic
Average common shares outstanding	68,934	69,350	68,604	70,440
Earnings per share attributable to controlling interest	$0.46	$0.17	$0.96	$0.53

Diluted
Average common shares outstanding	70,411	69,356	69,834	70,925
Earnings per share attributable to controlling interest	$0.45	$0.17	$0.94	$0.53

Common shares outstanding at end of period	69,060	68,937	69,060	68,937

Cash dividends declared per share	$0.13	$0.12	$0.26	$0.24

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$32,889	$41,028
Receivables, less allowances of $4,139 and $3,329 at November 30, 2012
and May 31, 2012, respectively	334,912	400,869
Inventories:
Raw materials	180,690	211,543
Work in process	89,766	115,510
Finished products	87,768	74,887
Total inventories	358,224	401,940
Income taxes receivable	6,869	892
Assets held for sale	3,697	7,202
Deferred income taxes	19,963	20,906
Prepaid expenses and other current assets	38,560	41,402
Total current assets	795,114	914,239

Investments in unconsolidated affiliates	252,347	240,882
Goodwill	179,837	156,681
Other intangible assets, net of accumulated amortization of $20,546 and
$16,103 at November 30, 2012 and May 31, 2012, respectively	114,807	100,333
Other assets	18,649	22,585
Property, plant and equipment, net	460,081	443,077
Total assets	$1,820,835	$1,877,797

Liabilities and equity
Current liabilities:
Accounts payable	$218,971	$252,334
Short-term borrowings	43,978	274,923
Accrued compensation, contributions to employee benefit plans
and related taxes	52,903	71,271
Dividends payable	9,541	8,478
Other accrued items	34,446	38,231
Income taxes payable	1,802	11,697
Current maturities of long-term debt	1,183	1,329
Total current liabilities	362,824	658,263

Other liabilities	72,994	72,371
Distributions in excess of investment in unconsolidated affiliate	64,966	69,165
Long-term debt	406,811	257,462
Deferred income taxes	90,764	73,099
Total liabilities	998,359	1,130,360

Shareholders' equity - controlling interest	776,146	697,174
Noncontrolling interest	46,330	50,263
Total equity	822,476	747,437
Total liabilities and equity	$1,820,835	$1,877,797

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Operating activities
Net earnings	$32,622	$14,201	$67,487	$42,541
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,101	13,119	31,088	25,973
Impairment of long-lived assets	(50)	-	1,520	-
Provision for deferred income taxes	(1,320)	500	3,359	8,178
Bad debt expense (income)	492	(140)	499	(111)
Equity in net income of unconsolidated affiliates, net of distributions	(7,057)	2,782	(14,415)	(2,287)
Net gain on sale of assets	(2,379)	(1,653)	(69)	(2,068)
Stock-based compensation	3,740	2,578	6,933	5,779
Changes in assets and liabilities:
Receivables	30,634	28,717	68,750	56,092
Inventories	40,882	48,860	57,901	54,775
Prepaid expenses and other current assets	1,747	2,940	1,602	3,550
Other assets	90	1,567	2,937	2,840
Accounts payable and accrued expenses	(30,618)	(50,281)	(70,191)	(147,129)
Other liabilities	3,497	1,165	1,978	1,382
Net cash provided by operating activities	88,381	64,355	159,379	49,515

Investing activities
Investment in property, plant and equipment, net	(7,911)	(3,559)	(24,616)	(10,031)
Acquisitions, net of cash acquired	(62,110)	(38,782)	(62,110)	(79,782)
Distributions from unconsolidated affiliates	-	-	-	(785)
Proceeds from sale of assets	9,090	6,306	15,675	11,347
Net cash used by investing activities	(60,931)	(36,035)	(71,051)	(79,251)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(14,508)	16,881	(238,196)	93,131
Proceeds from long-term debt	-	-	150,000	-
Principal payments on long-term debt	(363)	-	(805)	-
Proceeds from issuance of common shares	4,773	315	15,628	8,523
Dividends paid to noncontrolling interest, net of contributions	(5,990)	(3,456)	(5,990)	(6,576)
Repurchase of common shares	-	(16,715)	-	(52,120)
Dividends paid	(8,954)	(8,414)	(17,104)	(15,583)
Net cash provided (used) in financing activities	(25,042)	(11,389)	(96,467)	27,375

Increase (decrease) in cash and cash equivalents	2,408	16,931	(8,139)	(2,361)
Cash and cash equivalents at beginning of period	30,481	36,875	41,028	56,167
Cash and cash equivalents at end of period	$32,889	$53,806	$32,889	$53,806

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Volume:
Steel Processing (tons)	626	681	1,321	1,385
Pressure Cylinders (units)	19,496	14,585	40,965	29,178

Net sales:
Steel Processing	$339,313	$373,462	$719,285	$781,636
Pressure Cylinders	207,494	176,717	401,730	345,546
Engineered Cabs	57,804	-	122,299	-
Other	18,011	15,473	45,343	40,857
Total net sales	$622,622	$565,652	$1,288,657	$1,168,039

Material cost:
Steel Processing	$241,161	$281,784	$520,895	588,434
Pressure Cylinders	97,559	90,461	189,643	177,013
Engineered Cabs	29,940	-	62,051	-

Selling, general and administrative expense:
Steel Processing	$26,889	$25,888	$52,873	$51,368
Pressure Cylinders	26,040	21,909	48,198	35,736
Engineered Cabs	7,558	-	14,534	-
Other	4,614	5,104	8,918	11,158
Total selling, general and administrative expense	$65,101	$52,901	$124,523	$98,262

Operating income (loss):
Steel Processing	$13,314	$7,387	$29,333	$23,664
Pressure Cylinders	17,079	531	32,105	12,446
Engineered Cabs	565	-	5,259	-
Other	(2,136)	(5,069)	(4,457)	(12,078)
Total operating income	$28,822	$2,849	$62,240	$24,032

The following provides detail of impairment of long-lived assets, restructuring and other expense, and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Impairment of long-lived assets and restructuring and other expense:

Steel Processing	$-	$-	$-	$-
Pressure Cylinders	(50)	-	1,526	-
Engineered Cabs	-	-	-	-
Other	1,262	2,048	1,659	3,751
Total impairment of long-lived assets and
restructuring and other expense	$1,212	$2,048	$3,185	$3,751

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2012	2011	2012	2011
Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	(279)	(1,192)	(1,441)	2,023
Total joint venture transactions	$(279)	$(1,192)	$(1,441)	$2,023